EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87463) pertaining to the Employee Stock Purchase Plan of Astronics Corporation and the Registration Statement on (Form S-8 No. 33-65141) for the registration of 732,132 shares of Astronics Corporation common stock of our report dated January 28, 2005, (except for Note 12 as to which the date is February 3, 2005 and Note 3 as to which the date is March 18, 2005) with respect to the consolidated financial statements and schedule of Astronics Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                                                                                                /s/ Ernst & Young LLP

Buffalo, New York
March 25, 2005